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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the heading "Experts" in the prospectus and to the incorporation by reference in this registration statement on Form S-3 of EasyLink Services Corporation (formerly Mail.com, Inc.) of our report dated May 24, 2000, with respect to the consolidated balance sheet of Asia.com, Inc. (formerly eLong.com, Inc.) (a development stage enterprise) and its subsidiary as of December 31, 1999, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from May 17, 1999 (date of inception) to December 31, 1999, which report appears in the Form 8-K/A of Easylink Services Corporation filed on May 26, 2000.

Our report dated May 24, 2000, contains an emphasis paragraph that states the group's operations are subject to extensive regulation and supervision by the People's Republic of China ("PRC") government. The laws and regulations pertaining to Internet content provider businesses in the PRC are evolving and may be subject to change.



                                                  /s/ KPMG



Hong Kong
February 20, 2002